Exhibit 10.1

SALE OF CRESCENT ALEXANDER VILLAGE APARTMENTS

9224 GRAHAM RIDGE DRIVE

CHARLOTTE, NORTH CAROLINA

*  *  *

PURCHASE AND SALE AGREEMENT

BETWEEN

GGT CRESCENT ALEXANDER NC VENTURE, LLC,

AS SELLER

AND

ALEXANDER VILLAGE ACQUISITION LP,

AS PURCHASER

*  *  *

EFFECTIVE DATE: SEPTEMBER 8, 2015

ARTICLE 1	PURCHASE AND SALE OF PROPERTY	1

1.1	Land	1
1.2	Improvements	1
1.3	Personal Property	1
1.4	Leases	2
1.5	Licenses	2
1.6	Security Deposits	2
1.7	Guaranties	2
1.8	Contracts	2
1.9	Permits	2
1.10	Intangibles	2
ARTICLE 2	PURCHASE PRICE AND DEPOSIT	2

2.1	Payment	2
2.2	Deposit	3
ARTICLE 3	TITLE AND SURVEY	3

3.1	State of Title to be Conveyed	3
3.2	Title Commitment and Survey	3
ARTICLE 4	PROPERTY INFORMATION	5

4.1	Property Information	5
ARTICLE 5	PURCHASER’S DUE DILIGENCE	5

5.1	Purchaser’s Due Diligence	5
5.2	As Is, Where Is	7
ARTICLE 6	REPRESENTATIONS AND WARRANTIES	8

6.1	Seller’s Representations and Warranties	8
6.2	Purchaser’s Representations and Warranties	10
6.3	Knowledge	10
6.4	Survival	11
ARTICLE 7	COVENANTS OF PURCHASER AND SELLER	11

7.1	Operation of Property	11
7.2	Governmental Notices	12
7.3	Litigation	13
7.4	Tradenames and Service Marks	13
7.5	Completion of Connector Road and Sidewalk	13
ARTICLE 8	CONDITIONS PRECEDENT TO CLOSING	14

8.1	Conditions Precedent to Purchaser’s Obligation to Close	14
8.2	Conditions Precedent to Seller’s Obligation to Close	14
8.3	Failure of a Condition	14

ARTICLE 9	CLOSING	15

9.1	Closing Date	15
9.2	Seller’s Obligations at the Closing	15
9.3	Purchaser’s Obligations at the Closing	16
9.4	Escrow	17
9.5	Costs and Adjustments at Closing	17
ARTICLE 10	DAMAGE AND CONDEMNATION	20

10.1	Damage	20
10.2	Condemnation and Eminent Domain	21
ARTICLE 11	REMEDIES AND ADDITIONAL COVENANTS	21

11.1	Seller Default At or Before Closing	21
11.2	Seller Default From and After Closing	21
11.3	Purchaser Default	22
11.4	Delivery of Materials	22
ARTICLE 12	BROKERAGE COMMISSION	22

12.1	Brokers	22
12.2	Indemnity	22
ARTICLE 13	NOTICES	22

13.1	Written Notice	22
13.2	Method of Transmittal	23
13.3	Addresses	23
ARTICLE 14	ASSIGNMENT	24

ARTICLE 15	MISCELLANEOUS	25

15.1	Entire Agreement	25
15.2	Modifications	25
15.3	Gender and Number	25
15.4	Captions	25
15.5	Successors and Assigns	25
15.6	Controlling Law	25
15.7	Exhibits	25
15.8	No Rule of Construction	25
15.9	Severability	25
15.10	Time of Essence	25
15.11	Business Days	25
15.12	No Memorandum	26
15.13	Press Releases	26

15.14	Attorneys’ Fees and Costs	26
15.15	Counterparts and Expiration of Offer	26
15.16	Waiver of Jury Trial	26
15.17	Confidentiality	26
15.18	Jurisdiction and Service of Process	27
15.19	Exculpation	27

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	–	Legal Description
Exhibit B	–	Escrow Agreement
Exhibit C	–	Form of Special Warranty Deed
Exhibit D	–	Form of Bill of Sale
Exhibit E	–	Form of Assignment and Assumption Agreement
Exhibit F	–	Form of Tenant Notification Letter
Exhibit G	–	Form of Declaration of Restrictions on Condominium Conversions
Exhibit H	–	Form of FIRPTA
Exhibit I	–	Form of Electronic Confidentiality Agreement

Schedules

Schedule 1.4	–	Rent Roll
Schedule 1.5	–	Licenses
Schedule 1.8	–	Contracts
Schedule 6.1.3	–	Litigation
Schedule 6.1.8	–	Violations of Law
Schedule 9.5.8	–	Landscaping Delay Repair and Quote
Schedule 9.5.9	–	Property Repairs

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on the cover page hereof (the “Effective Date”), by and between GGT CRESCENT ALEXANDER NC VENTURE, LLC, a Delaware limited liability company (“Seller”), and ALEXANDER VILLAGE ACQUISITION LP, a Delaware limited partnership (“Purchaser”).

ARTICLE 1 PURCHASE AND SALE OF PROPERTY

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):

1.1 Land. Seller’s fee simple interest in and to all of that certain tract of land situated at 9224 Graham Ridge Drive, Charlotte, Mecklenburg County, North Carolina, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller’s right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon; (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (iii) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

1.2 Improvements. A 320-unit multi-family apartment project, and all other improvements and structures constructed on the Land in connection therewith (the “Improvements”).

1.3 Personal Property. All of Seller’s right, title and interest in and to all tangible personal property owned by Seller and located on the Land or within the Improvements and used exclusively in connection with the ownership, use, maintenance or operation of the Land or Improvements as of the Effective Date and as of the Closing (as herein defined) including the following (collectively, the “Personal Property”; provided, the Personal Property shall specifically exclude any property owned by tenants under leases):

1.3.1 goods, mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon the Improvements;

1.3.2 maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in or on, the Improvements;

1.3.3 site plans, surveys, plans and specifications and floor plans in Seller’s possession, if any, that relate to the Land or Improvements;

1.3.4 subject to Section 7.4.2, pylons and other sign structures situated on or at the Land or Improvements; and

1.3.5 all other tangible personal property owned by Seller including specifically, without limitation, all appliances, furnishings, furniture, carpeting, draperies, curtains, merchandise, chattels, tools, materials and supplies.

1.4 Leases. Seller’s right, title and interest in all leases with tenants or other persons or entities leasing all or any portion of the Improvements (the “Leases”), a current list of which is shown on the rent roll attached as Schedule 1.4.

1.5 Licenses. Seller’s right, title and interest in all licenses, license agreements and other similar agreements with licensees or other persons or entities using any portion of the Improvements (collectively, the “Licenses”), a current list of which is attached hereto as Schedule 1.5.

1.6 Security Deposits. Seller’s right, title and interest in all security deposits held by Seller in connection with the Leases and not applied pursuant to the terms thereof.

1.7 Guaranties. Seller’s right, title and interest in any and all guaranties of the Leases, if any.

1.8 Contracts. Seller’s right, title and interest in and to those certain parking, management, maintenance, commission, architectural, supply or service contracts related to the Land, Improvements, Personal Property or Leases (the “Contracts”) that are in existence and will remain in existence after Closing and that are to be assumed by Purchaser pursuant to Section 7.1.2, but expressly excluding the existing property management agreement that will be terminated as of the time of Closing.

1.9 Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, if any, entitlements and governmental approvals that relate to the Land, Improvements, Personal Property, Leases, or Contracts, to the extent assignable (collectively, the “Permits”).

1.10 Intangibles. Seller’s right, title and interest, if any, in and to the following items, to the extent assignable and without warranty: consents, licenses, approvals, certificates, development rights, warranties (including all assignable termite warranties and bonds), guaranties, plans and specifications, surveys, resident and tenant files for current residents and tenants in Seller’s possession, including an electronic copy of all historical Yardi occupancy and tenant data, and the following materials contained on the website: all photographs of the Property, all site plans or other depictions of the Property, and all narrative that relates solely to and describes the Property, but expressly excluding (i) any name or trademark containing the phrase “Crescent”, or any variation or derivative thereof, relating to the Land, the Improvements and/or Personal Property; and (ii) any web sites, web design, links, Internet domain names, manuals and instruction materials, marketing materials relating to the Land, the Improvements and/or Personal Property (collectively, the “Intangibles”).

ARTICLE 2 PURCHASE PRICE AND DEPOSIT

2.1 Payment. The purchase price for the Property (the “Purchase Price”) is FIFTY-TWO MILLION TWO HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($52,250,000.00). The cash due at Closing on account of the Purchase Price shall be subject to credits and adjustments as set forth in this Agreement. The Purchase Price shall be paid by wire transfer of immediately available funds at the Closing. Seller and Purchaser shall mutually agree, each acting in good faith, on the allocation of the Purchase Price among the Land, Personal Property and Improvements prior to the Closing. Such agreed-upon allocation shall be used solely for transfer, sales and similar tax purposes and in any declaration or filing with any governmental authority in connection with the same. The allocation of the Purchase Price for all other purposes, whether for local, state or federal taxes or otherwise, shall not be restricted by this Agreement and shall not require the consent of the other party.

2.2 Deposit.

2.2.1 Within two (2) Business Days after the Effective Date, Purchaser shall deposit with First American Title Insurance Company, National Commercial Services in Atlanta, Georgia, Attention: Terry W. Wilson, Senior Escrow Officer (the “Escrow Agent” or “Title Company”), by bank wire transfer the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), as a non-refundable deposit (except as otherwise provided herein) to assure Purchaser’s performance hereunder (together with all interest thereon if any, the “Initial Deposit”). Prior to making the Initial Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”). So long as Purchaser does not terminate this Agreement as provided in Section 5.1.4, then no later than two (2) Business Days after the expiration of the Study Period (as hereinafter defined), Purchaser shall deposit with the Escrow Agent by bank wire transfer the additional sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Second Deposit”), as a non-refundable deposit (except as otherwise provided herein) to assure Purchaser’s performance hereunder. The Initial Deposit and the Second Deposit, in the total amount of $1,000,000.00, together with all interest thereon, if any, are referred to collectively as the “Deposit.”

2.2.2 Escrow Agent shall place the Initial Deposit and the Second Deposit (if made) in an interest-bearing escrow account at a federally-insured (to the extent of the FDIC limits) commercial bank acceptable to both Seller and Purchaser. The Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement. At Closing (as hereinafter defined), Escrow Agent shall deliver the Deposit to Seller and credit the Deposit against the Purchase Price.

ARTICLE 3 TITLE AND SURVEY

3.1 State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser at Closing in fee simple by Special Warranty Deed, free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for the following (collectively, the “Permitted Exceptions”): (i) real property taxes and assessments attributable to the Property for the year in which Closing occurs and thereafter, not yet due and payable; (ii) zoning and other regulatory laws and ordinances affecting the Property; (iii) any easement, right of way, limitation, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect to the Property that is reflected or addressed on the original Survey (as hereinafter defined) or the Title Commitment; or (iv) any Purchaser’s Objection (as hereinafter defined) that remains uncured, for whatever reason, at the earlier to occur of (A) Closing hereunder or (B) five (5) Business Days after Seller notifies Purchaser that Seller is unwilling or unable to cure or modify Purchaser’s Objections to the reasonable satisfaction of Purchaser, and (v) the rights and interests of parties claiming under the Leases.

3.2 Title Commitment and Survey.

3.2.1 Seller shall obtain a title commitment (the “Title Commitment”) for an ALTA owner’s policy of title insurance (on the current ALTA 2006 Form) in the amount of the Purchase Price with respect to the Property issued by the Title Company. As of the Effective Date, Purchaser acknowledges that Seller has delivered to Purchaser copies of the Title Commitment and all items listed as title exceptions therein (to the extent provided to Seller by the Title Company).

3.2.2 As of the Effective Date, Purchaser acknowledges that Seller has delivered to Purchaser a copy of the existing survey in connection with the Property dated April 2014 with a certification date of May 5, 2015 (as may be updated pursuant to this Section 3.2.2, the “Survey”). Purchaser may obtain, at Purchaser’s sole cost and expense, an update of the Survey of the Property (certified to include Seller)

prepared by a licensed surveyor within ten (10) Business Days after the Effective Date. Purchaser shall deliver a copy of the updated Survey to Seller and the Title Company within three (3) days after Purchaser’s receipt of the updated Survey.

3.2.3 As of the Effective Date, Purchaser has had the opportunity to examine title to the Property and the Survey and, in Purchaser’s discretion to object to any exceptions to title disclosed on the Title Commitment and to any matters disclosed on the Survey. Purchaser has approved the Title Commitment and the Survey.

3.2.4 If any revision or update to the Survey or any supplemental title commitment or update issued subsequent to the date of the original Title Commitment discloses any matters not set forth on the original Survey or the original Title Commitment, then, no later than (i) five (5) days after Purchaser’s receipt of the updated Survey, or (ii) five (5) days after Purchaser’s receipt of the supplemented or updated Title Commitment, as applicable, Purchaser shall have the right to object to any such matter (“Purchaser’s Objections”). Within five (5) days after Seller’s receipt of Purchaser’s Objections, Seller shall notify Purchaser in writing of the Purchaser’s Objections, if any, which Seller elects to attempt to cure at or prior to Closing. Seller’s failure to provide such a notice will be deemed an election by Seller not to cure any Purchaser’s Objections. If Seller elects not to cure any or all of Purchaser’s Objections, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice to Seller on or before five (5) days after Seller’s written notice (or deemed notice) to Purchaser of Seller’s intent to not cure one or more of such Purchaser’s Objections; in which event, the Deposit will be returned to Purchaser, and neither party shall have any rights or obligations under this Agreement (other than any obligations of either party that expressly survive termination). If Seller elects to cure any Purchaser’s Objection, but is unable to effect a cure of such Purchaser’s Objection on or before the Business Day immediately prior to the Closing Date, then the Purchaser’s response period with respect to any such Purchaser’s Objection, and Purchaser’s right to terminate this Agreement, shall be the Closing Date. If Purchaser timely terminates this Agreement, the Deposit shall be returned to Purchaser and this Agreement will be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination of this Agreement. Notwithstanding the foregoing, in the event that any such matter not set forth on the original Survey or the original Title Commitment is the result of an intentional act of Seller after the Effective Date that is not otherwise permitted under this Agreement, then Purchaser shall be permitted to pursue the remedies provided in Section 11.1 hereof.

3.2.5 Notwithstanding anything contained herein to the contrary, Seller shall have no obligation to take any steps, bring any action or proceeding or incur any expense whatsoever to eliminate, modify or cure any easement, right of way, limitation, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect to the Property that is reflected or addressed on the original Survey or the Title Commitment or any Purchaser Objection that Purchaser may have pursuant to Section 3.2.4; provided that, Seller shall be obligated at Closing to discharge any Purchaser Objection that constitutes (i) a mortgage, deed to secure debt, deed of trust, security interest or similar security instrument encumbering all or any part of the Property, if any, that was created or entered into by Seller or any party claiming by, through or under Seller; (ii) a mechanic’s, materialman’s or similar lien affecting the Property encumbering the Property as a result of the action(s) of Seller or the action(s) of any party claiming by, through or under Seller, which, if disputed and not yet resolved, may be bonded over by Seller, but expressly excluding any such lien resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Property and with the understanding that if such lien is disputed and not yet resolved, that same may be bonded over by Seller in lieu of satisfying same); (iii) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent; and (iv) a judgment lien of record against Seller in Mecklenburg County, North Carolina (with the understanding that if such judgment lien is disputed and not yet resolved, that same may be bonded over by Seller in lieu of satisfying same). Purchaser and Seller agree that such mortgages, liens, judgments or other encumbrances, if any, may be paid out of the cash consideration to be paid by Purchaser at Closing.

ARTICLE 4 PROPERTY INFORMATION

4.1 Property Information. Prior to the Effective Date, Seller has made available to Purchaser, either at the property management office at the Property or via a due diligence website, certain materials which pertain to the Property. All materials pertaining to the Property that have been made available to Purchaser on the due diligence website or at the property management office on or before the Effective Date are hereinafter collectively referred to as the “Property Information”. Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 15.17 of this Agreement, and subject to the restrictions set forth in Section 15.17. Seller makes no representation or warranty as to the truth or accuracy of the Property Information provided to Purchaser, except as otherwise expressly provided in this Agreement.

ARTICLE 5 PURCHASER’S DUE DILIGENCE

5.1 Purchaser’s Due Diligence

5.1.1 Subject to the provisions of this Section, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively “Purchaser’s Representatives”) shall have the right, through the Closing Date, from time to time, upon the advance notice required pursuant to this Section 5.1, to enter upon and pass through the Property during normal business hours to examine and inspect the same. Notwithstanding any such inspection, or anything to the contrary contained herein, Purchaser’s obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind discovered following the date hereof in connection with any such inspection, access or otherwise; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for taking title to the Property. Without limiting the generality of the foregoing, (i) Purchaser agrees that it shall not have the right to terminate this Agreement or obtain a reduction of the Purchase Price as a result of any such fact, circumstance or other matter so discovered (including, without limitation, relating to the physical condition of the Property, the operations of the Property or otherwise), except as provided in Section 5.1.4 below and (ii) Purchaser shall have no right to terminate this Agreement or obtain a return of the Deposit except as expressly provided in this Agreement.

5.1.2 Purchaser and Purchaser’s Representatives shall have the right to enter upon the Property at any reasonable time during normal business hours during the term of this Agreement upon prior reasonable notice to Seller for the limited purpose of performing investigations, tests and studies, and surveys. In conducting any inspection of the Property or otherwise accessing the Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives, or with any tenants (including, without limitation, having any contacts whatsoever with tenants, including but not limited to telephone conversations or electronic mail messages) at, or contractors providing services to, the Property, unless in each case Purchaser obtains the prior written consent of Seller (which may be given via electronic mail), it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Willis W. Chapman via electronic mail (at WChapman@crescentcommunities.com) and Darren Pierce via electronic mail at DPierce@crescentcommunities.com), (ii) interfere with the business of Seller conducted at the Property or disturb the use or occupancy of any tenant or occupant of the Property, or (iii) damage the Property. In conducting any inspection of the Property or otherwise accessing the Property, Purchaser and Purchaser’s

Representatives shall at all times comply with, and shall be subject to, the rights of the tenants of the Property (and any persons claiming by, under or through such tenants). Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing, and Purchaser shall comply with all of Seller’s requirements regarding entry upon the Property. Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, and other access with Seller and shall give Seller at least two (2) Business Days’ prior notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection or other access. Purchaser agrees to pay to Seller on demand the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser’s Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser. Purchaser shall keep all information obtained during its inspections and access to the Property confidential and shall abide by the terms and provisions of the Electronic Confidentiality Agreement which is a part of the Apartment Realty Advisors’ website and which Purchaser has agreed to. A copy of such Electronic Confidentiality Agreement is attached hereto as Exhibit I, and the terms of such Electronic Confidentiality Agreement are hereby incorporated herein by this reference. If the Closing shall not occur for any reason whatsoever, or if a sales contract with respect to a sale of the Property to Purchaser is not executed, Purchaser shall: (A) if requested by Seller, and upon receipt of the reimbursement of the costs therefor, promptly deliver to Seller without representation or warranty of any kind, express or implied, the originals of all tests, reports and inspections of the Property, made and conducted by Purchaser or Purchaser’s Representatives, or for Purchaser’s benefit, that are in the possession or control of Purchaser or Purchaser’s Representatives; (B) promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser; and (C) promptly destroy all copies and abstracts of the materials referenced in (A) and (B) above. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive, intrusive or destructive testing in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller, which Seller may give or withhold in its sole discretion (and, if such consent is given, Purchaser shall be obligated to pay to Seller on demand the cost of repairing and restoring any damage as aforesaid). This Section 5.1.2 shall survive the Closing or any termination of this Agreement.

5.1.3 Concurrently with the execution of this Agreement and during the term of this Agreement, Purchaser shall cause any and all parties that access the Property pursuant to the rights granted herein to maintain workers’ compensation insurance in accordance with applicable law, and to maintain, at its expense, (i) commercial general liability (“CGL”) insurance, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another “occurrence” form providing equivalent coverage, including contractual liability and personal injury liability coverage, with limits of not less than Two Million Dollars ($2,000,000) for any one occurrence and Five Million Dollars ($5,000,000) in the aggregate; (ii) comprehensive automobile liability insurance (covering any automobiles owned or operated by Purchaser or Purchaser’s Representatives); (iii) worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund, and (iv) employer’s liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Property is located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee. Seller, and its property manager, shall be covered as additional insureds on the CGL and automobile liability insurance policies with respect to liability arising out of the named insured’s acts or omissions relating to the Property. The insurer and the terms and conditions of all the foregoing policies shall be acceptable to Seller. Prior to making any entry upon the Property, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages, which certificate of insurance shall be in form and substance satisfactory to Seller. Notwithstanding anything to the contrary contained herein, Seller agrees that Purchaser has provided insurance certificates for CBRE and UES, its two Purchaser’s Representatives that will access the Property pursuant to the rights granted herein, and Seller approves such certificates. Additionally, Purchaser agrees that it shall not directly access the Property pursuant to the rights granted herein unless and until Purchaser provides Seller with proof that Purchaser has the insurance required herein.

5.1.4 Purchaser shall have until 5:00 p.m. (Eastern time) on September 8, 2015 (the “Study Period”) within which to determine, in its sole discretion, whether all matters related to the Property are satisfactory to Purchaser, for any reason or no reason. If Purchaser, in its sole discretion, determines that the purchase of the Property is not feasible and that Purchaser does not desire to proceed with the transactions contemplated under this Agreement, then Purchaser shall deliver to Seller, prior to the expiration of the Study Period, written notice that Purchaser does not desire to proceed with the transactions contemplated under this Agreement and in such case, this Agreement shall terminate upon Seller’s receipt of such notice, except for those matters which are indicated herein as surviving termination, and the Deposit shall be immediately returned to Purchaser. If Purchaser fails to timely notify Seller prior to the expiration of the Study Period (with time being of the essence) that Purchaser does not desire to proceed with the transactions contemplated under this Agreement as aforesaid, then Purchaser shall be deemed to have waived its right to terminate this Agreement under this Section 5.1.4.

5.1.5 Purchaser shall pay for all such work performed on the Property and shall not permit the creation of any lien in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer and shall not unreasonably disrupt any tenants of the Property. Purchaser hereby expressly agrees to indemnify and hold Seller harmless against any claim, lien, loss, cost, expense, damage or injury to either persons or Property arising out of Purchaser’s or its agent’s or representative’s actions under this paragraph 5, other than any claims, damages, investigation and attorneys’ fees, disbursement, expenses or court cost incurred solely as the result of (a) the mere discovery of existing conditions so long as not exacerbated by Purchaser, or (b) the gross negligence or willful misconduct of Seller. This Section 5.1.5 shall survive the Closing or any termination of this Agreement.

5.2 As Is, Where Is.

5.2.1 Except as provided in the express representations and warranties of Seller set forth in Section 6.1 and 12 of this Agreement and in Seller’s Special Warranty Deed, the Bill of Sale and the Assignment and Assumption Agreement (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with the Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties are hereby disclaimed.

5.2.2 Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of title, zoning, acreage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).

5.2.3 Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Express Representations and Seller’s obligations set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, the Property, including without limitation the roofs, all structural components, all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, fire and life safety and all other parts of the Improvements constituting a portion of the Property, shall be conveyed to Purchaser, and Purchaser shall accept same, in their “AS IS” “WHERE IS” condition on the Closing Date, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Improvements and the Personal Property in such “AS IS” condition. Purchaser hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, that Purchaser freely and fairly agreed to the waivers and conditions of this Section 5.2 as part of the negotiations of this Agreement, and Purchaser has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section 5.2.

5.2.4 Without in any way limiting any provision of this Section 5.2, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, Purchaser hereby waives, releases and discharges any claim it has, might have had or may have against Seller with respect to (i) the Disclaimed Matters, (ii) the condition of the Property as of the Closing Date, (iii) the past, present or future condition or compliance of the Property with regard to any environmental protection, pollution control or land use laws, rules, regulations, orders or requirements, including, without limitation, CERCLA (as hereinafter defined), or (iv) any other state of facts that exists with respect to the Property. The waiver, release and discharge set forth in this Section 5.2.4 shall survive the Closing or any termination of this Agreement.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1 Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date as follows:

6.1.1 Organization. Seller is a Delaware limited liability company, duly formed and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of North Carolina.

6.1.2 Authority/Consent. Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated by this Agreement.

6.1.3 Litigation. To Seller’s knowledge, except as may be disclosed on Schedule 6.1.3 attached hereto, no material action, suit or other proceeding (including, but not limited to, any condemnation action or real estate tax appeal) is pending or, to Seller’s knowledge, has been threatened in writing that concerns or involves the Property.

6.1.4 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened, against Seller.

6.1.5 Contracts. To Seller’s knowledge, those Contracts referenced on Schedule 1.8 are all of the Contracts in effect and entered into by Seller which will affect the Property after Closing. Seller has provided Purchaser with true, correct and complete copies, in all material respects, of all Contracts, including all amendments and modifications thereof, prior to the execution of this Agreement by Purchaser and Seller.

6.1.6 Employees. Seller has no employees.

6.1.7 Leases. To Seller’s knowledge, except for (i) the Leases referenced on the rent roll attached as Schedule 1.4, (ii) the Licenses referenced on Schedule 1.5, and (iii) the leases, amendments or other occupancy agreements which may be entered into by Seller pursuant to Section 7.1 of this Agreement, there are no leases, rental agreements, licenses, license agreements or other occupancy agreements with anyone in effect which will affect the Property after Closing. To Seller’s knowledge, each Lease is in full force and effect. Seller will provide Purchaser with true, correct and complete copies of all Leases, including all amendments and modifications thereto, as part of the Property Information.

6.1.8 Violations of Law. Except as set forth on Schedule 6.1.8, and to Seller’s knowledge, Seller has not received written notice from any governmental authority of any material violation of any federal or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) which are unresolved.

6.1.9 Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended (the “Code”).

6.1.10 No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound.

6.1.11 Prohibited Transaction. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

6.1.12 No Right of First Refusal. Seller has not entered into any other contract to sell, or granted a third party any right or option to purchase (including any right of first offer or right of first refusal), the Property or any part thereof that is currently in effect, and Seller has no knowledge of any other party having any right or option to purchase (including any right of first offer or right of first refusal).

6.2 Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date, as follows:

6.2.1 Organization. Purchaser is a Delaware limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware, and qualified to do business in the State of North Carolina.

6.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated in this Agreement.

6.2.3 Prohibited Transaction. Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

6.2.4 ERISA. Purchaser is not an employee pension benefit plan subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as in effect from time to time (“ERISA”) or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitutes or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA. Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Purchaser to acquire the Interest are not subject to any state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The transactions contemplated by this Agreement are not specifically excluded by Part I(b) of PTE 84-14.

6.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge of Brian J. Natwick (the “Seller Knowledge Individual”), the person in the primary position of responsibility with respect to the Property, without investigation or review of files relating to the Property. In no event shall the Seller Knowledge Individual have any personal liability hereunder.

6.4 Survival. All of the representations and warranties set forth in this Article 6 shall survive the Closing for a period of one hundred eighty (180) days, subject to the provisions of Section 11.2 of this Agreement (the “Survival Period”). The party (the “Non-Breaching Party”) who discovers an alleged breach or failure of any representation or warranty by the other party (the “Breaching Party”) shall provide the Breaching Party with written notice (a “Notice of Breach”) of any such alleged breach or failure made by the Breaching Party and specifying the nature thereof within five (5) Business Days after the Non-Breaching Party’s discovery of such alleged breach or failure. The Non-Breaching Party shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all (as provided below), on or before the date that is thirty (30) days after the expiration of the Survival Period (“Suit Deadline”). Seller and Purchaser acknowledge and agree that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period, and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which the Breaching Party receives a Notice of Breach before the expiration of the Survival Period, provided the Non-Breaching Party files an action, suit, or proceeding, and serves the Breaching Party, with respect thereto prior to the Suit Deadline. Notwithstanding the foregoing to the contrary, Seller shall have no liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if, and to the extent that, such inaccuracy is disclosed to Purchaser or otherwise included in the Property Information at the time of the Closing and Purchaser elects, nevertheless, to consummate the transaction contemplated hereby. Notwithstanding anything herein to the contrary, Seller shall maintain a net worth in a minimum of Five Hundred Twenty-Two Thousand Five Hundred and No/100 Dollars ($522,500.00) until the date which is one hundred eighty (180) days after Closing.

ARTICLE 7 COVENANTS OF PURCHASER AND SELLER

7.1 Operation of Property. From the Effective Date until the earlier of (i) the termination of this Agreement, and (ii) Closing, Seller shall operate the Property in accordance with the terms of this Section 7.1.

7.1.1 (a) From the Effective Date until the Closing, Seller shall continue to market the Property to prospective tenants, maintain and repair the Property and maintain insurance on the Property, all in the same manner as it has prior to the Effective Date. However, Seller shall not take any of the following actions after the expiration of the Study Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)	make or permit to be made any material alterations to or upon the Property except as required under Section 7.2 hereof or permitted under Section 9.5.9 hereof;

(ii)	enter into any new Contracts which are not terminable without premium or penalty by Purchaser upon thirty (30) days’ prior written notice following the Closing, or amend or modify the Contracts in any manner, unless such Contract as amended may be terminated without premium or penalty upon thirty (30) days’ prior written notice, or knowingly fail to timely perform its material obligations under the Contracts (provided that in the case of emergency or other exigent circumstances, Seller shall have the right to enter into contracts to perform repairs or replacements without Purchaser’s consent);

(iii)	encumber, sell or transfer the Property or any interest therein or alter or amend the zoning classification of the Land or Improvements; or

(iv)	settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to periods prior to calendar year 2015 (which Seller retains the full and unfettered right to settle or compromise, and any refunds applicable to such period shall belong solely to Seller).

Prior to the expiration of the Study Period, Seller shall have the right to take any of the aforesaid actions without obtaining Purchaser’s consent thereto, but Seller shall keep Purchaser reasonably informed as to material actions Seller has taken or proposes to take.

(b) From and after the Effective Date, Seller shall not (a) enter into any “New Lease” with a first-time tenant unless the Lease is for a period of not less than three (3) months and not more than thirteen (13) months; (b) amend, renew or extend any existing Lease or enter into any New Lease with an existing tenant, unless the New Lease is for a period of not less than three (3) months and not more than thirteen (13) months. All renewals of Leases shall be at rental rates that are no less than two percent (2%) more and no greater than six percent (6%) more than such tenant’s previous rental rate. Notwithstanding the foregoing, this subsection shall not apply to month-to-month leases or situations where a tenant at the Property requests a one month extension to provide such tenant with additional time to move out.

(c) At the time of Closing, Seller shall cause all apartment units in the Property to be in a market rent-ready condition according to normal and customary industry practice. With respect to each apartment unit that is not in such a rent-ready condition at the Closing, Purchaser shall receive a credit against the Purchase Price in the sum of Five Hundred and No/100 Dollars ($500.00).

(d) Whenever in this Section 7.1.1 Seller is required to obtain Purchaser’s consent with respect to any proposed action or transaction, Purchaser shall, within five (5) Business Days after receipt of Seller’s receipt of request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller in writing of its disapproval within said five (5) Business Day period, Purchaser shall be deemed to have approved same.

7.1.2 Prior to the expiration of the Study Period, Purchaser shall review the Contracts (as identified on Schedule 1.8 hereto) to determine, among other things, whether such Contracts are terminable by their own terms, and to determine whether Purchaser desires to assume any of such Contracts. Prior to the expiration of the Study Period, Purchaser shall deliver a notice (the “Contract Termination Notice”) to Seller setting forth which of such Contracts, if any, that Purchaser elects to assume (the “Assumed Contracts”) and which of such Contracts, if any, that Purchaser elects to terminate (the “Terminable Contracts”). Immediately upon receipt from Purchaser of the Contract Termination Notice, Seller will deliver notices of termination canceling such Terminable Contracts for which Seller is timely notified of by Purchaser; provided, however, that if because of the notice requirement in any Terminable Contract, such Terminable Contract cannot be terminated as of Closing, Seller will send the applicable notice of termination, but any such Terminable Contract, together with any Assumed Contracts or Contracts that by their terms cannot be terminated, shall be assigned to, and assumed by, Purchaser at Closing pursuant to that certain Assignment and Assumption Agreement in the form of Exhibit E attached hereto. The foregoing notwithstanding, Seller shall cause Seller’s existing property management agreement to be terminated effective as of the Closing Date.

7.2 Governmental Notices. Promptly after receipt, Seller shall provide Purchaser with copies of any written notices that Seller receives with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any changes to access to the Property or roadways adjacent to the Property, or condemnation or eminent domain proceedings affecting the Property; or (iii) any changes to or violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default given or received by Seller under any of the Leases.

7.3 Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing that affects Seller or the Property and that is instituted after the Effective Date.

7.4 Tradenames and Service Marks.

7.4.1 Purchaser hereby acknowledges and agrees that the name “Crescent”, any other trade name or service mark which includes the word “Crescent” or any other trade name or service mark of Seller or its members (hereinafter collectively referred to as the “Marks”), and each of them, are trade names and service marks of Crescent Communities, LLC; that the Marks, and each of them, are the sole and exclusive property of Crescent Communities, LLC, which owns all right, title, and interest in and to the Marks, and each of them; and that, by this Agreement, Purchaser shall acquire no ownership right or interest of any kind in or to the Marks, or any of them. Purchaser further acknowledges and agrees that any use by Purchaser of the Marks, or any of them, in any manner in connection with the Property or otherwise, other than in accordance with Section 7.4.2 below, will result in immediate and irreparable injury to Seller and its affiliates, including, Crescent Communities, LLC, and that Seller and/or its affiliates, including, Crescent Communities, LLC, shall be entitled to temporary, preliminary, and permanent injunctive relief against Purchaser in the event of any such use of the Marks, or any of them, by Purchaser, or in the event of any other violation by Purchaser of this Section 7.4.1. Except as set forth in Section 7.4.2 below, Purchaser may continue to use “Alexander Village” in the name of the Property after Closing provided Purchaser does not use the “Crescent” name or any of the Marks; provided, however, nothing contained herein shall be deemed to be a warranty of Seller’s or Purchaser’s right to use such names.

7.4.2 Purchaser shall be permitted to continue using the name “Crescent” in signage, lease forms, and the like for the Property for up to ninety (90) days after Closing; provided Purchaser maintains the Property in a first class condition at all times during such ninety (90) day period; subject to the foregoing, Purchaser agrees to remove the “Crescent” name from the Property, at Purchaser’s sole expense, within ninety (90) days after Closing, including changes in signage, lease forms, and the like.

7.4.3 This Section 7.4 shall survive the Closing.

7.5 Completion of Connector Road and Sidewalk. Pursuant to that certain Temporary Easement Agreement dated October 17, 2012, between Seller and the City of Charlotte, North Carolina, Seller has agreed to slope and grade an easement parcel adjacent to the Property, as more particularly described in such Temporary Easement Agreement, construct a connector road and a sidewalk on such easement parcel, and, upon completion of such work, maintain the easement area for a two full growing seasons (ending October 31) after the date of acceptance of the connector road. Seller has sloped and graded the easement parcel and constructed the connector road and sidewalk, but the City of Charlotte has not yet accepted the connector road. Seller shall continue to use commercially reasonable efforts to cause the City of Charlotte to accept the connector road as promptly as practical, which obligation shall expressly survive the Closing.

ARTICLE 8 CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion.

8.1.1 Seller shall have performed and observed, in all material respects, all covenants of Seller under this Agreement.

8.1.2 All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute discretion:

8.2.1 Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.

8.2.2 All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.3 Failure of a Condition

8.3.1 In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”) shall give notice to the other party of the condition or conditions which the Unsatisfied Party asserts are not satisfied. If the conditions specified in such notice are not satisfied within five (5) Business Days after receipt of such notice, then the party whose condition precedent was not satisfied may terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser; provided, however, that if such failure of a condition is due to a default by one of the parties, the disposition of the Deposit shall be governed solely by Article 11 of this Agreement and not by this Section 8.3.1. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 8.1 of this Agreement, are not satisfied within the five (5) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to ten (10) additional days, by giving notice thereof to Purchaser within such five (5) Business Day period. Further, Purchaser shall have the right to waive the unsatisfied condition or conditions, by notice to Seller within five (5) Business Days after expiration of the applicable satisfaction period, without satisfaction having occurred, in which event the Closing Date shall be the date which is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice.

8.3.2 If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no knowledge as of Closing.

ARTICLE 9 CLOSING

9.1 Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place at the office of Escrow Agent, via an escrow closing, on September 29, 2015 (with time being of the essence with respect thereto), or such earlier date as Seller and Purchaser may mutually agree upon in writing (the “Closing Date”). Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including but not limited to the settlement statement, and to deliver all such documents to the Title Company in escrow not later than the end of the Business Day immediately preceding the Closing Date in order to ensure the orderly and timely transfer of all funds necessary for Closing by not later than 2:00 p.m. (Eastern time) on the Closing Date.

9.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

9.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:

9.2.1.1 Special Warranty Deed in the form of Exhibit C hereto (the “Deed”);

9.2.1.2 Bill of Sale in the form of Exhibit D hereto;

9.2.1.3 Assignment and Assumption Agreement in the form of Exhibit E hereto;

9.2.1.4 Letters to each tenant under the Leases in the form of Exhibit F hereto, notifying tenants of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made in the manner set forth therein;

9.2.1.5 Certificate of Non-Foreign Status in the form of Exhibit H;

9.2.1.6 Settlement statement showing all of the payments, adjustments and prorations provided in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.2.1.7 A rent roll for the Property dated as of the Closing Date;

9.2.1.8 A certificate stating that each of Seller’s representations and warranties contained in this Agreement is true and correct in all material respects as of the Closing Date;

9.2.1.9 A duly executed affidavit in a form customarily used for commercial real estate transactions in the State of North Carolina and which is acceptable to the Title Company in order for the Title Company to be able to delete standard exceptions, showing among other things that all debts for labor and materials in respect of the Property incurred by or on behalf of Seller have been paid in full and that there are no outstanding claims, suits, debts, rights of occupancy, encumbrances, liens or judgments against the Property, except matters approved or waived by Purchaser pursuant to Article III hereof;

9.2.1.10 Such evidence as is reasonably required by the Title Company evidencing the authority of Seller and those individuals acting on behalf of Seller to enter into this Agreement and consummate the transaction contemplated herein; and

9.2.1.11 Copies of notices of termination of such other service agreements and contracts that Purchaser elected to have terminated in accordance with Section 7.1.2.

9.2.1.12 A duly executed Declaration of Transfer of Inspection/Maintenance Responsibilities of Stormwater BMP Facilities pursuant to the Post Construction Storm Water Best Management Practices Operations and Management Agreement and Easement Agreement by and between the City of Charlotte and Seller, in recordable form and as required under the PCO Administrative Manual (the “Declaration of Transfer of Inspection/Maintenance Responsibilities”).

9.2.2 Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession of all items constituting the Property Information referenced in Article 4.

9.2.3 Possession. Seller will deliver to Purchaser possession of the Property, subject to the Leases.

9.2.4 Keys. Seller will deliver to Purchaser all keys for the Property in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.

9.2.5 Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 of this Agreement.

9.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:

9.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:

9.3.1.1 Assignment and Assumption Agreement in the form of Exhibit E hereto;

9.3.1.2 Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.3.1.3 Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser;

9.3.1.4 A certificate stating that each of Purchaser’s representations and warranties contained in this Agreement is true and correct; and

9.3.1.5 A duly executed Declaration of Transfer of Inspection/Maintenance Responsibilities, in recordable form and as required under the PCO Administrative Manual.

9.3.2 Payment of Consideration. Purchaser shall pay to Escrow Agent by bank wire transfer of immediately available funds at Closing the Purchase Price in accordance with Article 2 of this Agreement (subject to the credits, prorations and adjustments provided hereby). The net closing proceeds due to Seller shall be wire transferred to such account or accounts as Seller may designate, and actually received in such account or accounts, not later than 2:00 p.m. (Eastern time) on the Closing Date (the “Wiring Deadline”), with time being strictly of the essence with respect thereto.

9.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.

9.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent.

9.5 Costs and Adjustments at Closing.

9.5.1 Expenses. Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction, (b) one-half (1/2) of the escrow fee charged by Escrow Agent, (c) the recording charges for the deed and any other documents to clear title and (d) all transfer taxes, transfer fees, deed taxes and other similar taxes or fees associated with the sale, including any State excise Stamp tax. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) costs and expenses related to the Survey, (iii) the costs and expenses related to all of Purchaser’s due diligence studies and investigations, (iv) one-half (1/2) of the escrow fee charged by Escrow Agent, (v) all costs related to Purchaser’s financing of the Property and (v) all charges and costs for any title examinations, title commitments and title insurance, including the costs of any endorsements. Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with custom and practice in Mecklenburg County, North Carolina.

9.5.2 Real Estate and Personal Property Taxes. Real estate, personal property and ad valorem taxes for the year in which the Closing occurs will be prorated between Seller and Purchaser as of the Apportionment Time (as hereinafter defined) on the basis of actual bills therefor, if available. If such bills are not available as of the Closing, then such taxes and other charges shall be prorated on the basis of the tax assessment for the 2015 year and the tax rate for the 2014 year, or if unknown as of Closing, then the most currently available tax assessment and the most currently available tax rate, thereafter, promptly re-prorated upon the availability of actual bills for the applicable period. Any and all rebates or reductions in taxes received subsequent to Closing for the calendar year in which Closing occurs, net of costs of obtaining the same (including without limitation reasonable attorneys’ fees) and net of any amounts due to tenants, shall be prorated as of the Apportionment Time, when received. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Apportionment Time. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. Eastern time on the date immediately prior to the Closing Date.

9.5.3 Lease Security Deposits and Prepaid Rent. At Closing, Seller shall pay to Purchaser, as a credit against the Purchase Price, an amount equal to all security deposits, prepaid rent and other deposits held by Seller under the Leases (together with accrued interest thereon required by law or by the terms of the Leases), and thereafter Purchaser shall be solely obligated for the return of such security deposits and other deposits.

9.5.4 Rents. All rents and other costs or charges paid by tenants under the Leases shall be prorated as of the Apportionment Time, to the extent actually collected by Seller. With respect to any rent or charges that are delinquent prior to Closing, Seller shall have the right to pursue all rights and remedies against the tenants to recover such delinquencies; provided, however, that Seller shall not be entitled to dispossess such tenants. Purchaser shall promptly remit to Seller any rent or payments for any charges received by Purchaser subsequent to Closing which are attributable to periods prior to Closing; provided, however, that such amounts received from tenants after Closing will first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full. From and after Closing and for a period of sixty (60) days thereafter, Purchaser shall use commercially reasonable efforts to collect from the tenants all rents that are delinquent for the period prior to Closing, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.

9.5.5 Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing shall have not been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.

9.5.6 Contracts. All payments made or required under Contracts assumed by Purchaser shall be adjusted and apportioned as of the Apportionment Time.

9.5.7 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will obtain its own insurance coverage.

9.5.8 Delayed Landscaping. Seller applied for and was granted the right to delay the required planting, pruning and replacement of certain plants and trees located on the Property (the “Delayed Landscaping”), such delay request is set forth on Schedule 9.5.8 attached hereto and made a part hereof for all purposes. Seller has received a quote from Color Landscapes, its landscaping subcontractor for the construction of the Property, for the cost to complete the Delayed Landscaping in the amount of Five Thousand Four Hundred and 00/100 Dollars ($5,400), as further described on Schedule 9.5.8. Seller acknowledges and agrees that another contractor would charge more than $5,400 to complete the Delayed Landscaping. As a result, Purchaser and Seller hereby agree that Seller shall complete the Delayed Landscaping post-Closing, as set forth on Schedule 9.5.8 and in accordance with this Section 9.5.8, and escrow the Escrowed Funds (hereinafter defined) as security for its performance.

9.5.8.1 Escrowed Funds. As security for the performance of Seller’s obligation to complete the Delayed Landscaping after the Closing Date, Seller hereby authorizes and directs the Escrow Agent to withhold Twenty-Five Thousand and 00/100 Dollars ($25,000) (the “Escrowed Funds”) of the Purchase Price otherwise payable to Seller and deposit the Escrowed Funds in escrow with the Escrow Agent, to be held in accordance with the Escrow Agreement, and to be disbursed in accordance with Section 9.5.8.2 hereof.

9.5.8.2 Timing of Completion of Delayed Landscaping. Seller agrees to use diligent efforts to complete the Delayed Landscaping on or before November 10, 2015. Seller shall notify Purchaser when the Delayed Landscaping is completed. Seller and Purchaser shall conduct an inspection of the Property during the week that Seller notifies Purchaser that the Delayed Landscaping is completed, or, if Seller does not so notify Purchaser, during the week of November 10, 2015, to determine which, if not all, of the Delayed Landscaping has been completed. If the Delayed Landscaping has been completed, or if a percentage of the Delayed Landscaping has been completed, then upon receipt of a release of lien from each contractor that works on the Delayed

Landscaping on behalf of Seller, Seller and Purchaser shall provide the Escrow Agent with written notice that it shall disburse the Escrowed Funds, or a percentage thereof, as applicable based on the amount of the Delayed Landscaping that has been completed, to Seller. If as of November 10, 2015, none or only a percentage of the Delayed Landscaping has been completed, then Purchaser shall have the right to complete the Delayed Landscaping, submit any and all invoices for the completion of Delayed Landscaping to the Escrow Agent, and receive a disbursement of the Escrowed Funds in the amount of any and all such invoices up to $25,000. Upon the completion of the Delayed Landscaping, and the payment of all invoices therefor up to $25,000, Seller and Purchaser shall notify Escrow Agent in writing that all remaining Escrowed Funds shall be released to Seller. For purposes of this Section 9.5.8.2, the completion of the Delayed Landscaping shall be determined by the city of Charlotte, North Carolina.

9.5.8.3 Access to Property for Repairs. Seller and Seller’s agents and contractors shall have access to the Property, and shall have the right to perform the Delayed Landscaping, on business days and Saturdays, between the hours of 8:00 a.m. and 6:00 p.m. local time. Each time Seller, its agents and contractors, enter upon the Property, such entrant shall check in with the on-site property manager prior to commencing any work on the Delayed Landscaping. Prior to Seller and Seller’s agents and contractors entering the Property, Seller shall provide Purchaser with certificates of insurance showing that Seller and its agents and contractors have obtained commercial general liability insurance in amounts acceptable to Purchaser, the determination of which not to be unreasonably withheld or delayed; provided that Seller shall only be required to provide such certificates of insurance for those parties actually accessing the Property. All expenses incurred by Seller in connection with the Delayed Landscaping shall be paid by Seller. Seller shall indemnify, defend and hold harmless Purchaser from and against any loss, cost, damage, liability or expense incurred by Purchaser relating to the Delayed Landscaping and/or Seller’s failure to pay any expenses relating thereto, and arising from Seller’s and Seller’s agents’ and contractors’ entry on the Property and their actions or inactions thereon.

9.5.8.4 Survival. The provisions and obligations of this Section 9.5.8 shall survive the Closing.

9.5.9 Repairs of Property Conditions. Attached hereto as Schedule 9.5.9 is an agreed upon list of repairs to be made to the Property (the “Outstanding Repairs”) and cost estimates to complete such repairs. Purchaser and Seller agree that Purchaser will receive a credit against the Purchase Price at Closing in an amount equal to the total estimated costs of all such repairs as set forth on Schedule 9.5.9 (the “Maximum Repair Credit”); provided, however, the Maximum Repair Credit will be reduced to the extent Seller completes any Outstanding Repairs to Purchaser’s reasonable satisfaction prior to Closing. During the week that is one (1) week prior to the Closing Date, Purchaser’s property manager shall have the right to inspect the Outstanding Repairs. Seller, or Seller’s representative or consultant, shall have the right to participate in such inspection. Purchaser’s property manager and Seller’s representative or consultant shall complete a list of all of the remaining Outstanding Repairs, and the repair credit shall be determined based on such list of Outstanding Repairs (the “Outstanding Repair Credit”). Such determination of the Outstanding Repairs and the Outstanding Repair Credit shall be final and binding on the parties. Purchaser shall receive from Seller a credit against the Purchase Price in the amount of the Outstanding Repair Credit, not to exceed the Maximum Repair Credit. The Outstanding Repair Credit shall be reflected on each of Seller’s and Purchaser’s settlement statements.

9.5.10 Closing Statement. Not later than five (5) Business Days prior to the Closing, Seller or its agents or designees shall prepare, and promptly thereafter, Seller and Purchaser shall jointly agree upon, a closing statement (the “Closing Statement”) that will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount shall be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing, as applicable. Not later than the date that is one hundred thirty-five (135) days after the Closing Date, Seller and Purchaser shall reprorate the adjustments and prorations provided for herein, other than the proration for the estate, personal property and ad valorem taxes, respecting any items that were not capable of being determined as of the Closing Date or that previously were wrongfully determined and need to be corrected and the manner in which such items shall be determined and paid. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Closing Statement shall be paid in cash by the party obligated therefor within five (5) Business Days following the reproration by Seller and Purchaser. The reprorations agreed to by Seller and Purchaser not later than one hundred thirty-five (135) days after the Closing Date shall be conclusive and binding on the parties hereto except for any items that are not capable of being determined at the time such reproration has been made by Seller and Purchaser, which items shall be determined and paid promptly as soon as they are capable of being determined. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein. Notwithstanding anything herein to the contrary, when the actual amount of taxes for the 2015 year is finally ascertained, any further adjustment will be promptly made between the parties in cash.

9.5.11 Survival. The provisions of this Section 9.5 shall survive Closing.

ARTICLE 10 DAMAGE AND CONDEMNATION

10.1 Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.

10.1.1 Minor Damage. If the cost for repairing such damage is less than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (as determined by Seller’s independent insurer), then Purchaser shall have the right at Closing to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.

10.1.2 Major Damage. If the cost for repairing such damage exceeds Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (as determined by Seller’s independent insurer), then Purchaser shall have the option, exercisable by written notice delivered to Seller within five (5) Business Days after Seller’s notice of damage to Purchaser, either (i) to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such five (5) Business Day period (or such shorter period so as to permit Closing to occur not later than the Closing Date, time being strictly of the essence) of Purchaser’s election to terminate this Agreement, then Purchaser shall be deemed to have elected option (i), and Purchaser and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

10.2 Condemnation and Eminent Domain. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property that would result in a loss or damage totaling more than Five Hundred Thousand Dollars ($500,000.00), either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Deposit will be returned to Purchaser. Seller shall promptly notify Purchaser of any such condemnation proceedings or notice thereof. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Purchaser receives written notice from Seller of the occurrence of a condemnation proceedings, then Seller and Purchaser will be deemed to have elected to proceed with Closing, in which event Seller will pay to Purchaser any proceeds or awards theretofore received by Seller and assign to Purchaser all of Seller’s right, title and interest to any other claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the portion of the Property in question. If neither Seller nor Purchaser elects to terminate this Agreement within such ten (10) day period, the Purchase Price will be reduced by an amount equal to the deductible amount under Seller’s insurance policy assigned to Purchaser. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

ARTICLE 11 REMEDIES AND ADDITIONAL COVENANTS

11.1 Seller Default At or Before Closing. If the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, then Purchaser shall give Seller written notice of such breach or default on or prior to the Closing Date and Seller shall have five (5) Business Days from the date of receipt of such notice to cure such breach or default and the Closing Date shall be extended accordingly. If Seller fails to cure such breach or default within such five (5) Business Day period, then Purchaser shall be entitled, as its sole and exclusive remedy, to either (i) terminate this Agreement and receive the return of the Deposit, together with Purchaser’s documented direct third party costs and expenses (including, without limitation, attorneys’ fees) incurred in connection with its inspection of the Property and negotiations of the transaction contemplated by this Agreement, not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00), which return and reimbursement will operate to terminate this Agreement and release Seller from any and all further liability hereunder or (ii) treat this Agreement as being in full force and effect and pursue specific performance of this Agreement, provided that Purchaser must commence any action for specific performance within thirty (30) days after the scheduled Closing Date. Except as set forth in this Section 11.1, Purchaser waives any right to pursue any other remedy at law or equity for a default by Seller that causes the sale of Property contemplated hereunder to not be consummated.

11.2 Seller Default From and After Closing. Subject to the limitations set forth in Section 6.4 of this Agreement, if Seller is in breach or default of any of its obligations or agreements hereunder that survive the Closing when performance is required, including, without limitation, any obligations or agreements under the documents delivered at Closing by Seller pursuant to Section 9.2.1 of this Agreement, or if any of the Express Representations should be false in any material respect and Purchaser shall first become actually aware of same after the Closing Date, then Purchaser shall give Seller written notice of such breach or default of such obligation, agreement or representation hereunder prior to the expiration of the applicable survival period of such breach or default, if any, and Seller shall have ten (10) days from the date of receipt of such notice to cure such breach or default. If Seller fails to cure such breach or default within such ten (10) day period, and the reasonably estimated losses or damages sustained as a result of Seller’s failure or inability to perform any of its obligations, agreements or Express Representations hereunder exceed One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00), then Seller shall be liable for the actual direct damages suffered by Purchaser due to such uncured breach or default from the first dollar of loss. Notwithstanding anything to the contrary contained herein, (i) in no event shall Seller be liable to Purchaser for damages in an aggregate amount in excess of Five Hundred Twenty-Two Thousand Five Hundred and No/100 Dollars ($522,500.00), (ii) Seller’s inability to satisfy a condition of this Agreement shall not be considered a default by Seller hereunder unless such inability results from a breach of any of Seller’s representations set forth in Section 6.1 or a breach of Seller’s express covenants and obligations hereunder, and (iii) if Purchaser has knowledge of a default by Seller on the Closing Date and Purchaser elects to close the transaction contemplated herein, Purchaser shall be deemed to have irrevocably waived such default and Seller shall not have any liability with respect to such default.

11.3 Purchaser Default. If the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof. The right to receive the Deposit as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Deposit or to pursue any and all remedies at law or in equity.

11.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever, including electronic form, and if requested by Seller, and upon receipt of the reimbursement of the costs therefor, Purchaser shall deliver to Seller without representation or warranty of any kind, express or implied, any and all tests results and studies of the Property performed by or on behalf of Purchaser pursuant to Article 5, excluding any confidential or proprietary information or financial modeling. The obligations of Purchaser under this Section 11.4 shall survive any termination of this Agreement.

ARTICLE 12 BROKERAGE COMMISSION

12.1 Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, except for Apartment Realty Advisors of the Carolinas, Inc. (“Seller’s Broker”) and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transaction contemplated hereby. Seller will be solely responsible for the payment of Seller’s Broker’s commission in accordance with the provisions of a separate agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

12.2 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from and against any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 13 NOTICES

13.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.

13.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by FedEx or a similar nationally recognized overnight courier service or (iv) by facsimile or electronic mail (provided a copy of such notice is deposited with a reputable overnight delivery service for next business day delivery) to the address to the applicable party set forth below. Any such notice shall be considered given on the date (i) which is three (3) Business Days after deposit in the United States certified mail, postage fully paid, return receipt requested, (ii) of such hand delivery, (iii) of confirmed facsimile transmission and electronic mail delivery (provided a copy of such notice is deposited with FedEx or a similar nationally recognized overnight courier service for next business day delivery), or (iv) which is one (1) Business Day after deposit with FedEx or a similar nationally recognized overnight courier service for next business day delivery. Rejection or other refusal to accept, or inability to deliver because of changed address of which no notice was given, shall be deemed to be receipt of the notice.

13.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	GGT Crescent Alexander NC Venture, LLC
c/o Crescent Communities, LLC
227 W. Trade Street
Suite 1000
Charlotte, NC 28202
Attention: Brian J. Natwick, President Multifamily Division
Fax: (980) 321-6240
Email: bnatwick@crescentcommunities.com

With copies to:	GGT Crescent Alexander Holdings, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Michael Tetrick
Fax: (407) 540-2683
Email: mike.tetrick@cnl.com

and:

GGT Crescent Alexander Holdings, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Tracey Bracco, Esq., Assistant General Counsel
Fax:
Email: tracey.bracco@cnl.com

and:

Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway
Suite 1800

Atlanta, GA 30339
Attention: Sanford H. Zatcoff, Esq.
Fax: (770) 956-1490
Email: szatcoff@hnzw.com

and:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 South Orange Avenue, Suite 800
Orlando, Florida 32801
Attention: Joaquin E. Martinez, Esq.
Fax: (407) 418-6290
Email: joaquin.martinez@lowndes-law.com

As to Purchaser:	Alexander Village Acquisition LP
3300 Bloor Street West
Suite 1801, West Tower
Toronto, Ontario M8X 2X2
Attention: Evan Kirsh
Fax: 647-725-0144
Email: ekirsh@starlightus.com

With a copy to:	Strasburger & Price, LLP
2801 Network Blvd., Ste. 600
Frisco, Texas 75034
Attention: Sherry Meyer
Fax: 469-227-6578
Email: sherry.meyer@strasburger.com

As to Escrow Agent:	First American Title Insurance Company
Six Concourse Parkway
Suite 2000
Atlanta, Georgia 30328
Attention: Terry W. Wilson
Fax: (866) 735-3071
Email: twwilson@firstam.com

Either party may from time to time by written notice to the other party designate a different address for notices. Notices sent to or from an address outside of the continental United States shall be sent only by one of the methods specified in clauses (ii) or (iii) of this Section 13.3. Anything contained in this Section 13.3 to the contrary notwithstanding, all notices may be executed and sent by the parties’ counsel.

ARTICLE 14 ASSIGNMENT

Neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute discretion of the party whose consent has been requested. Seller hereby consents to an assignment at Closing by Purchaser of its interest in this Agreement to a wholly-owned subsidiary of Purchaser without further evidence of such subsidiary’s financial capability to consummate Closing hereunder, provided that such subsidiary shall assume, in writing (by execution of an assignment and assumption agreement satisfactory to Seller), all of Purchaser’s obligations under this Agreement.

ARTICLE 15 MISCELLANEOUS

15.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

15.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.

15.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

15.6 Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of North Carolina (without reference to conflicts of laws principles).

15.7 Exhibits. All exhibits, attachments, schedules, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

15.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

15.10 Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.

15.11 Business Days. “Business Day” means any day on which business is generally transacted by banks in the State of North Carolina and banks in Toronto, Ontario, Canada. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.12 No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

15.13 Press Releases. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller except for any disclosure that may be required by law or applicable regulation to be made to any applicable governmental or quasi-governmental authorities or to the public. After the Closing has occurred, Seller and Purchaser shall each have the right to issue a press release regarding consummation of the transactions contemplated in this Agreement.

15.14 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the non-prevailing party in such litigation shall pay the costs, expenses and attorneys’ fees incurred by the prevailing party in connection with such action.

15.15 Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party to purchase or sell the Property.

15.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.

15.17 Confidentiality

15.17.1 Except as provided otherwise in this Section 15.17, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which may be granted or withheld in the sole discretion of the other party. However, each party consents to any disclosure of this Agreement which the other party reasonably believes is required by law, by the public disclosure obligations required by the U.S. Securities and Exchange Commission, by Ontario Securities Commission or which is recommended in good faith by counsel to such other party.

15.17.2 It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Notwithstanding the foregoing, Purchaser shall have the right to deliver such information to Purchaser’s potential investors and potential lenders, in each case on a need-to-know basis after the recipients have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 15.17. The aforementioned shall not preclude the disclosure to potential investors of the proposed purchase price, the net operating income of the Property and the approximate rate of return on the investment.

15.17.3 In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives in order to enforce the provisions of this Section 15.17.

15.17.4 Notwithstanding any other provision of this Agreement, the provisions of Section 15.17 shall survive the termination of this Agreement for one (1) year following the Effective Date, but shall not survive Closing.

15.18 Jurisdiction and Service of Process. The parties hereto agree to submit to personal jurisdiction in the State of North Carolina in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State of North Carolina and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Purchaser hereby irrevocably designates its counsel, Strasburger & Price, LLP, as its agent for service of process in connection with any matter relating to this Agreement. The provisions of this Section 15.18 shall survive the Closing or the termination hereof.

15.19 Exculpation. Purchaser agrees that it does not have and will not have any claims or causes of action against the Seller Knowledge Individual or any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 15.19, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby.

Seller agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Purchaser, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Purchaser’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Seller agrees to look solely to Purchaser and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Purchaser’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 15.19, Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Purchaser’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Purchaser’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Seller against Purchaser’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby.

The provisions of this Section 15.19 shall survive the termination of this Agreement and the Closing.

ARTICLE 16 NORTH CAROLINA PROVISIONS

16.1 No conversion of the Property to condominiums shall be allowed for the term set forth in the Declaration of Restriction on Condominium Conversions attached hereto as Exhibit G, which Purchaser expressly agrees Seller shall have the right to record against the Property at or prior to the Closing Date and which, if so recorded, shall be deemed to be a Permitted Exception, unless and until Seller expressly consents in writing to such condominium conversion, in Seller’s sole and absolute discretion.

16.2 The provisions of this Article 16 shall survive Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

GGT CRESCENT ALEXANDER NC VENTURE, LLC, a Delaware limited liability company

By:	Crescent Alexander Village I, LLC, a Delaware limited liability company, its Operating Member

	By:	Crescent Communities, LLC, a Georgia limited liability company, its sole manager

		By:	/s/ Brian J. Natwick
Brian J. Natwick, President-Multifamily Division

PURCHASER:

ALEXANDER VILLAGE ACQUISITION LP, a Delaware limited partnership

By:	Alexander Village Acquisition (GP) LP
its general partner

		By:	/s/ Evan Kirsh
Evan Kirsh
President

EXHIBIT A

LEGAL DESCRIPTION

Intentionally Omitted

EXHIBIT B

ESCROW AGREEMENT

Intentionally Omitted

EXHIBIT C

FORM OF SPECIAL WARRANTY DEED

NORTH CAROLINA SPECIAL WARRANTY DEED

Intentionally Omitted

EXHIBIT A

Intentionally Omitted

EXHIBIT B

PERMITTED EXCEPTIONS

Intentionally Omitted

EXHIBIT D

FORM OF BILL OF SALE

Intentionally Omitted

EXHIBIT A

REAL PROPERTY DESCRIPTION

Intentionally Omitted

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Intentionally Omitted

EXHIBIT A

Real Property Description

Intentionally Omitted

EXHIBIT B

Leases, Licenses and Security Deposits

Intentionally Omitted

EXHIBIT C

Contracts

Intentionally Omitted

EXHIBIT F

FORM OF TENANT NOTIFICATION LETTER

Intentionally Omitted

EXHIBIT G

FORM DECLARATION OF RESTRICTIONS ON CONDOMINIUM CONVERSIONS

Intentionally Omitted

EXHIBIT A

Intentionally Omitted

EXHIBIT H

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

Intentionally Omitted

EXHIBIT I

Electronic Confidentiality Agreement

Intentionally Omitted

SCHEDULE 1.4

RENT ROLL

Intentionally Omitted

SCHEDULE 1.5

LICENSES

None.

SCHEDULE 1.8

CONTRACTS

Intentionally Omitted

SCHEDULE 6.1.3

LITIGATION

None.

SCHEDULE 6.1.8

VIOLATIONS OF LAW

None.

SCHEDULE 9.5.8

LANDSCAPING DELAY REQUEST AND QUOTE

Intentionally Omitted

SCHEDULE 9.5.9

PROPERTY REPAIRS

Intentionally Omitted